EXHIBIT 10.17

ABM
Executive Retiree
Healthcare and Dental Plan

Objective: To provide post-employment access to ABM group healthcare and dental plans to certain former ABM Executive Group* employees and their eligible dependents.

Plan: The healthcare and dental plans offered to those eligible will be the same or similar to those primary healthcare plans offered to active, staff / management employees.

Eligibility: Former members of the “ABM Executive Group” (as defined below) who were recipients of healthcare benefits from any ABM sponsored group healthcare plan on October 31, 2004 and thereafter, who at separation from active employment (a) were at least 55 years of age, (b) had at least 10 years of combined service with ABM Industries or any one of its subsidiaries, including prior service with an acquired business, and (c) had not yet reached their 75th birthday.

Premium: Each Plan participant will pay the full monthly premium for that coverage type elected, by the first day of the coverage month. There shall be no contribution to your premium by the Company.

Coverage: The former Executive may choose healthcare with or without dental coverage. Coverage will commence immediately following separation from active employment with ABM or upon the termination of coverage in an ABM healthcare plan. Participation must be continuous. The coverage offered will be secondary coverage in the case of Medicare-eligible participants.

Termination of Coverage: Coverage for the former Executive and all covered dependents will terminate at the end of the month following the earlier of (a) ten (10) years following Executive’s termination of active employment, (b) the Executive’s 75th birthday, (c) the death of the former employee, or (d) the failure to pay premium within 30 days following the due date.

*	The “ABM Executive Group” shall be defined to include all officers of ABM Industries, Inc (the “Company”), all Company subsidiary Presidents, Executive Vice Presidents and Senior Vice Presidents, and all Regional Vice Presidents of the Company’s Janitorial subsidiaries.

Administration of the Plan:

•	Premium payment must be remitted monthly by check to the ABM Industries’ Employee Benefits Department, to be received by the 1st day of the coverage month.

•	The Company, from time to time, may adjust participant’s premium levels as necessary, change the provisions of the plan and change the carrier(s) and network providers.

•	Dependent eligibility will be determined on the same basis on which dependent eligibility is determined within the Executive’s state of residence in the then current ABM healthcare plan for all other active employees.

•	Dependents of the former Executive will not be permitted to participate in the Plan unless the Executive is also participating.

•	Dental coverage cannot be elected without healthcare coverage.

•	Coverage must be continuous. Participants cannot opt out and back into the plan.

Notice: The Company reserves the right to modify, amend or terminate this Plan at any time.

*	The “ABM Executive Group” shall be defined to include all officers of ABM Industries, Inc (the “Company”), all Company subsidiary Presidents, Executive Vice Presidents and Senior Vice Presidents, and all Regional Vice Presidents of the Company’s Janitorial subsidiaries.